Exhibit 99.1

502 – 1978 Vine Street
Vancouver, BC V6K 4S1
Tel: (604) 737 0203

PRESS RELEASE

Garuda Capital Corp. announces acquisition of two mining prospects

VANCOUVER, May 24, 2005 – Garuda Capital Corp. (OTC BB: GRUA) today announced that it has entered into agreements to participate in two natural resource projects in Ghana through wholly owned subsidiaries. The company considers the acquisition of these licenses an extremely important step in the development of the company following the board’s decision to seek separate listings for its industrial subsidiaries.

Garuda Minerals Inc., a wholly owned subsidiary of Garuda Capital Corp., has entered into a binding letter of intent with Newhaven Resources Ltd. under which Garuda has the option to acquire a 65% interest in a recognisance license on the “Ho Chrome Property” in the Volta region of Ghana for the expenditure of $500,000 in exploration of which $300,000 must be spent within the first twelve months of the term of the agreement. The Ho Chrome Property consists of an exploration license in the form of an EPA certificate from the Environment Protection Agency of Ghana on an area of approximately 200 km2 located near the town of Ho.

Rocks of the Togo and Dahomeyan series cut by intrusives underlie the regional area of the concession on the Ho Chrome Property. Previous work in the area has been a systematic geological mapping and prospecting by the Ghana government’s geological survey department. Within the concession area occurrences of chromites have been associated with the pyroxenite intrusions. Of these prospects, Agbeau-Afubu received some attention with the Ghana government’s geological survey department reporting a chrome oxide occurrence of about 30%. Garuda Minerals will undertake its own geochemistry, geophysics and a substantial trenching program to further define the geology and pinpoint drill targets.

Garuda Gold Corporation, a wholly owned subsidiary of Garuda Capital Corp., has entered into a binding letter of intent with Newhaven Resources Ltd. under which Garuda has the option to acquire a 65% interest in the contract mining of a small open pit property with an exposed vein system in a property in Prestia, Ghana (the “Prestia Property”). Garuda intends to acquire the rights to any surrounding potential hard rock claims it discovers while it participates in gold production and carries out detailed recognizance of the area. The Prestia Property lies in the

Western Province of Ghana within the Axim-Konogo gold belt which hosts the Obussi mine of Anglogold Ashanti. Garuda has the option of making a work commitment of $300,000 over the next twelve months to earn its interest.

The exploration and development team on both the Prestia Property and the Ho Chrome Property consists of several experienced Canadian miners and mining engineers who will be in day-to-day charge of operations in Ghana. The geological team will be under the direction of Dr. Johnson Manu. Dr. Manu is a Ghanaian geologist and author of widely referenced publications on the Birimian gold belt. Dr. Manu is a senior lecturer in geology at the University of Ghana. Dr. Manu was primarily responsible for acquiring these two projects on the Prestia Property and the Ho Chrome Property now under option from Newhaven Resources Inc., where he serves as a director.

About Garuda Capital Corp.

Garuda Capital Corp. is a Vancouver-based management company with the objective to develop businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.

For more information please contact:
Garuda Capital Corp., Investor Relations
Robin Relph
Phone 604-737-0203

Forward-looking (safe harbour) statement:
Statements in this press release that relate to future results, strategies and events are based on the company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially and include, but are not limited to, those detailed in Garuda’s filings with the U.S. Securities and Exchange Commission.
Garuda assumes no obligation to update the information in this press release.